Exhibit 10.1

EMPLOYMENT AGREEMENT

Russell “Rusty” Don Sammons

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of June 13, 2006, by and among NOVA ENERGY HOLDINGS, INC., a Nevada corporation (the “Company”), and Russell “Rusty” Don Sammons, an individual residing in Houston, Texas (“Partner”).

W I T N E S S E T H:

WHEREAS, the Company, along with its wholly owned subsidiary, Biosource America, Inc., is in the business of the design, engineering, construction and operation of biodiesel refineries, as well as the production and marketing of biodiesel fuel and glycerin, including without limitation fuels containing fatty acid esters, with its headquarters in Houston, Texas, offices in Butte, Montana, and actual and anticipated operations in the United States, Canada and the member countries of the European Union, and elsewhere;

WHEREAS, Partner currently is an at will employee of the Company;

WHEREAS, the Company and Partner desire to enter into an agreement regarding Partner’s employment with the Company pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

1.                                       Employment.  The Company hereby employs Partner and Partner hereby accepts employment with the Company on the terms and conditions set forth in this Agreement.

2.                                       Term of Employment.  The term of Partner’s employment hereunder (the “Term”) shall commence July 1, 2006, (the “Commencement Date”) and shall continue (subject to termination by either the Company or Partner as hereinafter provided in Section 5) for an initial term (the “Initial Term”) expiring July 1, 2009 (the “Expiration Date”). Notwithstanding anything to the contrary, at all times Partner’s employment shall be on an “at will” basis and shall be terminable at any time and for any reason at the will of the Company, subject to payment of the severance benefits set forth in Section 5 of this Agreement.  Upon termination of Partner’s employment, the Company shall have no further obligation to Partner other than payment of earned and unpaid compensation (as hereafter defined) under Section 5, and Partner shall have no further obligation to the Company except as set forth in Sections 6 and 7.

3.                                       Compensation and Other Benefits.

a.                                       Salary.  As compensation for all services rendered by Partner in performance of Partner’s duties or obligations under this Agreement, the Company shall pay Partner an initial base salary in equal amounts on a bi-weekly basis, which annualizes to the amount of $100,000 (assuming full work during the annual period), which, upon successful closing of the Company’s private placement that is anticipated to close in 2006, shall be increased to an amount as set by the Company’s compensation committee.  Partner shall be paid in the manner customary for the Company, which is currently every two weeks, all appropriate deductions for taxes and the like will be made from the wages stated herein.  Partner acknowledges that he or she is being hired as a professional and is exempt from receipt of overtime pay under the Fair Labor Standards Act.

b.                                      Expenses.  Partner shall be entitled to be reimbursed by the Company for all reasonable and necessary expenses incurred by Partner in carrying out Partner’s duties under this Agreement in accordance with the Company’s standard policies and procedures regarding such reimbursements.

c.                                       Welfare Benefit Plans.  Partner shall be entitled during the Term, upon satisfaction of all eligibility requirements, if any, to participate in all health, dental, disability, life insurance and other welfare benefit programs now or hereafter established by the Company which cover substantially all other of the Company’s employees and shall receive such other benefits as may be approved from time to time by the Company, each to the extent permitted by law.  To the extent (i) Company has not, as of the Commencement Date, established health or dental insurance programs, and (ii) Partner elects continuation coverage for health and dental insurance under COBRA for Partner and Partner’s immediate family members who are qualified beneficiaries, Company shall reimburse Partner on a monthly basis for the cost of such continuation coverage.  Such reimbursement obligation shall terminate upon termination of Partner’s employment with the Company, but subject to Partner’s continued employment with the Company, shall continue until such time as the Company has established health and dental insurance programs, but in no event to exceed 18 months from the Commencement Date.

d.                                      Vacation and Paid Time Off.  Partner shall be entitled to take 120 hours of paid vacation/personal time (prorated based on the number of days worked in the first calendar year of employment) in accordance with the vacation policy of the Company.  This time can be used in advance of accrual, subject to repayment by Employee if, when Employee’s employment terminates, time has been used in excess of the accrual of that time.  Vacation/personal time shall accrue at the rate of 10 hours per month of employment, and there will be no payment for unused accrual of paid time.  This vacation/personal time will not be subject to carryover from year to year or payment for unused accrual during Partner’s employment, and such time will begin to accrue anew on January 1 of each year of employment.  Partner also shall be entitled to paid time off with respect to such holidays as are designated by the Company as being generally available to employees in accordance with the holiday policy of the Company in effect from time to time.  Partner shall be entitled to payment for accrued and unused vacation/personal time in the given calendar year upon termination of this Agreement after all extensions.

e.                                       Profit Share.  Partner shall be entitled to participate in a profit sharing plan as will be hereafter established by the Company or Nova (the “Profit Share Plan”).  The Profit Share Plan will be applied on a per project basis and be based on elements of profitability, schedule and performance criteria that, when met, will result in a distribution of money amongst the various project team members as determined by the administrator of the Profit Share Plan.

f.                                         Equity Incentive Plan.  During the Term of this Agreement, Partner shall be entitled to participate in the Nova Energy Holding, Inc. 2006 Equity Incentive Plan (the “Equity Incentive Plan”).  To the extent not heretofore granted, no later than the Commencement Date of this Agreement, the Company shall grant to Partner under the Equity Incentive Plan an Award consisting of Non-Qualified Stock Options to acquire not less than 250,000 shares of common stock of Nova at an exercise price equal to the Fair Market Value of such shares of common stock on the date such Stock Options are granted.  Such Stock Options shall have a term of ten years from the date of grant and vest monthly in approximately equal amounts over a period of 36 months, provided that no Stock Options shall vest until such time as shares of common stock issuable upon exercise thereof have been registered on Form S-8 whereupon all Stock Options that would have vested prior to such date but for this proviso shall immediately vest.  Partner acknowledges that, if granted prior to June 1, 2006 and the filing of a registration statement on Form S-8, such Award will have been issued without registration under the Securities Act of 1933, as amended, pursuant to an exemption therefrom and that, accordingly, the agreement evidencing such Award will bear a restrictive legend pertaining to Rule 144 and that such Award and any shares of common stock obtained upon exercise thereof will not be transferable unless registered except in accordance the applicable rules and regulations of the Securities and Exchange Commission.  Partner represents that he or she is acquiring the Award for his or her own account without a view to distribution within the meaning of the Securities Act; (ii) has obtained or received from Nova its filings with the Securities and Exchange Commission and all other information that he or she has deemed necessary to make an informed investment decision with respect to an investment in Nova in general and the Award and shares of common stock obtained upon exercise thereof in particular; (iii) is financially able to bear the economic risks of an investment in Nova; and (iv) has such knowledge and experience in financial and business matters in general and with respect to investments of a nature similar to the securities of Nova so as to be capable, by reason of such knowledge and experience, of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of shares of common stock of Nova upon exercise of the Award.  The Company shall use commercially reasonable efforts to cause a registration statement on Form S-8 to be filed with the Securities and Exchange Commission and to be made effective as soon as practicable on or after the date Nova first become eligible to use such form, which registration statement shall provide for the registration of shares of common stock of Nova issuable upon exercise of such Award or for the resale of such shares of common stock.  Capitalized terms used but not defined in this Section 3.f shall have the meaning given to such terms in the Equity Incentive Plan.

4.                                 Duties.

a.                                       Partner is employed as Vice President of Operations.  Partner shall also serve in such other offices or positions as shall be assigned to Partner from time to time by the Company and perform such other duties, commensurate with Partner’s position with the Company, as may be assigned by the Company from time to time.  Partner shall initially be involved in the Company’s operations, activities, services and technologies relating to the production of biofuels containing fatty acid esters.  Specifically, Partner’s initial duties shall include those specified on Exhibit A attached hereto.

b.                                      Partner agrees that during the period of employment, Partner shall devote full-time efforts to Partner’s duties as an employee of the Company, Partner shall use his or her best efforts to perform the duties of his or her position in an efficient and competent manner and shall use his or her best efforts to promote the interests of the Company and any affiliated companies.

c.                                       During the period of employment, Partner agrees not to (i) undertake or engage in any planning for or organization of, whether solely or jointly with others, any business activity competitive with the business activities of the Company, and (ii) directly or indirectly, engage or participate in any other activities in conflict with the best interests of the Company.

d.                                      Partner agrees that during the period of employment Partner shall refer to the Company all opportunities in the Company’s industry to which Partner might become exposed in carrying out his or her duties and responsibilities hereunder.

5.                                       Termination of Employment.

a.                                       Termination by the Company for Cause.  The Company may terminate Partner’s employment for Cause without thereby giving rise to a breach of this Agreement solely as a result of such termination.  “Cause” means the commission of an act of fraud, theft, wrongful diversion of funds or dishonesty against the Company; conviction for any felony; willful or repeated tardiness or absenteeism; insubordination; self-dealing; willful or repeated violation of Company policy; willful or repeated non-performance or substandard performance of duties; willful violation of this Agreement or the Partner Confidentiality and Invention Assignment Agreement between the Company and Partner in the form separately provided to Partner (the “Employee Confidentiality Agreement”); or violation of any state or federal laws, rules or regulation in connection with or during performance of work.

b.                                      Termination by the Company without Cause.  The Company may terminate Partner’s employment hereunder without Cause at any time upon thirty (30) days notice to Partner without thereby giving rise to a breach of this Agreement solely as a result of such termination.  In the event of receipt of such notice, Partner may elect to terminate Partner’s employment immediately.  Upon termination of Partner’s employment without Cause pursuant to this Section 5.b, the Company shall pay Partner his or her base salary accrued through the date of termination plus a severance benefit equal to the per diem rate of base salary multiplied by the number of calendar days between such date of termination of employment and the Expiration Date and, until the Expiration Date, Partner shall continued to be entitled to participate in any Company welfare benefit plans that Partner was entitled to participate in prior to such termination of employment to the extent permitted by such applicable law or the terms of such plan.

c.                                       Death.  Partner’s employment hereunder shall be terminated (without thereby giving rise to a breach of this Agreement solely as a result of such termination) automatically upon Partner’s death during the Term.  In the event of such termination, the Company shall pay to Partner’s estate within 60 days after the date of Partner’s death, all benefits and compensation accrued hereunder prior to the date of Partner’s death.

d.                                      Disability.  Partner’s employment hereunder shall be terminated (without thereby giving rise to a breach of this Agreement solely as a result of such termination) automatically upon Partner’s Total Disability during the Term.  In the event of such termination, the Company shall pay to Partner within 60 days after the date of termination under this Paragraph 5.d, all benefits and compensation accrued hereunder prior to the date of such termination plus a severance benefit equal to the per diem rate of base salary multiplied by 30 days.  “Total Disability” means the physical or mental inability (excluding infrequent and temporary absences due to ordinary illness) to perform Partner’s duties under this Agreement as determined by the President of the Company upon the advice of a qualified physician.  Before making any termination decision pursuant to this Section 5.d, the Company shall determine whether there is any reasonable accommodation (within the meaning of the Americans with Disabilities Act) which would enable Partner to perform the essential functions of Partner’s position under this Agreement despite the existence of any such disability.  If such a reasonable accommodation is possible, the Company shall make that accommodation and shall not terminate Partner’s employment hereunder based on such disability.  Partner shall submit to such medical examinations as the Company may request to determine whether a Total Disability exists and shall authorize his or her physician or physicians to discuss his or her physical or mental condition, test results, medical records, diagnosis and prognosis with such representatives of the Company as the President may designate, subject to the agreement of the Company to maintain the confidentiality of such information pursuant to applicable law.

6.                                       Inventions and Creations Belong to the Company; Non-Disclosure of Confidential Information; Non-Solicitation of Employees.  In connection with the execution of this Agreement and in consideration of becoming or remaining employed by the Company and the Company’s entering into this Agreement and providing the benefits hereunder, Partner shall, to the extent not already done, enter into the Employee Confidentiality Agreement and Partner agrees to comply with all terms and conditions of such Employee Confidentiality Agreement.

7.                                       Limited Non-Competition Covenant.

Partner acknowledges that, although Partner is an at will employee, the Company is hereby providing Partner with an employment agreement for a definite Initial Term and restricting its ability to terminate Partner during this Initial Term, has agreed to grant Partner Awards under the Equity Incentive Plan, and also has provided, will provide and hereby agrees to provide Partner with access to Confidential Information of the Company throughout the Term of this Agreement’ each in reliance upon Partners’ agreement to enter into and comply with the limited non-competition covenant set forth in this Section 7.  Partner acknowledges that the Company has legitimate interests in protecting such information and its investment in the Partner through the imposition of a limited covenant not to compete. Partner acknowledges that the limited non-competition covenant set forth herein is the least restrictive and most reasonable covenant available to adequately protect the Company’s interest.

“Subject Client” means any person or entity who is an existing client of the Company as of the date Partner’s employment with the Company terminates for any reason and (i) with whom Partner has had personal contact during the term of Partner’s employment with the Company, or (ii) as to whom Partner has received Confidential Information during the term of Partner’s employment with the Company.  A client of the Company shall be considered “existing” from the date of initiation of any business relationship with the Company, including a request for bid, until such time as the client has notified the Company that such business relationship has been terminated, regardless of whether the client’s actual use of the Company’s services has temporarily ceased.

“Covenant Term” means a period commencing on the date hereof and expiring two (2) years after the date Partner’s employment with the Company terminates, regardless of the reason (subject to being extended due to Partner’s breach under Section 7(f) below).

“Competitive Services or Activities” means engaging in the design, engineering, or construction or operation of refineries for biofuels containing or derived from fatty acid esters, or engaging in the marketing or production of biodiesel fuel and glycerin containing or derived from fatty acid esters, or engaging in consulting with regard to the foregoing.

“Territory” means the area within each city, county and parish of each state and territory of the United States and the District of Columbia, each province and territory of Canada and the member countries of the European Union.

a.                                       Partner agrees that Partner will not, during the term of Partner’s employment with the Company or during the Covenant Term, individually or as an employee, owner, employer, consultant, agent, principal, partner, stockholder, director, officer, lender, or any other individual or representative capacity for another, call upon, solicit, offer, sell or provide Competing Services or Activities, or assist with calling upon, soliciting, offering, selling or providing Competing Services or Activities to, any Subject Client located in whole or in part in the Territory.

b.                                  Partner agrees that Partner will not, during the term of Partner’s employment with the Company or during the Covenant Term, whether individually or as an employee, owner, employer, consultant, agent, principal, partner, stockholder, director, officer, lender, or any other individual or representative capacity for another, approach any Subject Client for the purpose of soliciting employment or accept employment with any Subject Client to the extent such employment involves performing or providing Competing Services or Activities in the Territory, unless Partner obtains prior written permission from the Board of Directors of the Company.

c.                                   Partner agrees that Partner will not, during the term of Partner’s employment with the Company or during the Covenant Term, individually or as an employee, owner, employer, consultant, agent, principal, partner, stockholder, director, officer, lender, or any other individual or representative capacity for another, engage in any Competing Services or Activities in the Territory or provide services to any person or entity engaged in any Competing Services or Activities in the Territory.

d.                                      Partner agrees that Partner will not, during the term of Partner’s employment with the Company or during the Covenant Term, whether individually or as an employee, employer, consultant, agent, principal, partner, stockholder, lender, corporate officer or other representative of another, receive any remuneration in any form as a result of any conduct described in Section 7(a), (b) or (c) above.

e.                                       The ownership by Partner of stock of any company listed on a national securities exchange shall not be deemed a violation of this Agreement provided Partner and Partner’s associates (as that term is defined in Regulation 14A of the Securities Exchange Act of 1934 as in effect on the date hereof) collectively do not own more than 1% of the stock of such company.

f.                                     If Partner violates any covenant contained in this Section and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant. Accordingly, in the event the Company brings legal action for injunctive or other relief to enforce the rights granted under this Section 7, the Covenant Term shall be extended by the period of time specified as the Covenant Term from the later of (i) the date of the termination of Partner’s employment with the Company, or (ii) the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenants of Partner in this Section 7.

g.                                      Partner acknowledges that in the event Partner willfully or intentionally breaches the provisions of this Section 7 or otherwise renders services for any organization, or engages directly or indirectly in any business, that is or becomes competitive with Nova, the Company or any subsidiary of Nova, such action shall constitute “Detrimental Activity” pursuant to the Equity Incentive Plan and, if such event occurs prior to or within two years after any exercise, payment or delivery of an Award under such Equity Incentive Plan, such exercise, payment or delivery may be rescinded by the Company within two years thereafter.  In the event of any such rescission, Partner shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to Partner by the Company or any subsidiary of the Company.

h.                                    Partner acknowledges that this Section 7 contains independent covenants that shall be operative regardless of the reasons for termination of his employment or the performance or nonperformance of any obligations of the Company.

8.                                       Partner’s Acknowledgement.  It is the express intention of Partner and the Company to comply with the laws of the State of Texas and Montana, and the laws of any other jurisdiction in which Partner may engage in activities prohibited by this Agreement and the Employee Confidentiality Agreement, with regard to non-competition agreements in effect as of the date of execution hereof.  Partner stipulates that the provisions of this Agreement and the Employee Confidentiality Agreement are not oppressive or overly burdensome to Partner and will not prevent Partner from earning an income following termination of this Agreement.  Partner warrants and represents that:

a.                                       Partner is familiar with non-compete and non-solicitation covenants;

b.                                      Partner has discussed or acknowledges the opportunity to discuss the provisions of the non-compete and non-solicitation covenants contained herein with Partner’s attorney and has concluded that such provisions (including, without limitation, the right to equitable relief and the length of time provided for herein) are fair, reasonable and just under the circumstances;

c.                                       Partner is fully aware of the obligations, limitations and liabilities included in the non-compete and non-solicitation covenants contained in this Agreement and the Employee Confidentiality Agreement;

d.                                      The scope of activities covered hereby are substantially similar to those activities to be performed by Partner under this Agreement and the Employee Confidentiality Agreement;

e.                                       The non-compete and non-solicitation periods are reasonable restrictions, giving consideration to the following factors:  (1) Partner and the Company reasonably anticipate that this Agreement and the Employee Confidentiality Agreement, although terminable under certain provisions, will continue in effect for sufficient duration to allow Partner to attain superior bargaining strength and an ability for unfair competition with respect to the customers covered hereby; (2) the duration of such periods are reasonably necessary period to allow the Company to restore its position of equivalent bargaining strength and fair competition with respect to those customers covered hereby; and (3) historically, employees of all types have remained with Partner for a duration of longer than the duration of the non-compete and non-solicitation periods; and

f.                                         The limitations contained in this Agreement with respect to geographic area, duration and scope of activity are reasonable; however, if any court shall determine that the geographic area, duration or scope of activity of any restriction contained in this Agreement is unenforceable, it is the intention of the parties that such restrictive covenants set forth herein shall not thereby be terminated, but shall be deemed amended to the extent required to render such covenants valid and enforceable.

9.                                       Remedies; Injunction.  In the event of a breach or threatened breach by Partner of any of the provisions of this Agreement, Partner agrees that the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to temporary and permanent injunctive orders without the necessity of proving actual monetary loss, in order to prevent or restrain any such breach by Partner or by Partner’s partners, agents, representatives, servants, employees and/or any and all persons directly or indirectly acting for or with Partner and without the necessity of posting any bond with respect to such injunctive relief.  It is expressly understood between the parties that this injunctive or other equitable relief shall not be the Company’s exclusive remedy for any breach of this Agreement, and the Company shall be entitled to seek any other relief or remedy which it may have by contract, statute, law or otherwise for any breach hereof.

10.                                 Notices.  Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to the Company and Partner as follows:

If to the Company, at:	Nova Energy Holdings, Inc.
2777 Allen Parkway, Suite 860
Houston, Texas 77019
Attn: J.D. McGraw
Facsimile No. (713) 869-6682

with a copy to:	Bohreer & Zucker LLP
2777 Allen Parkway, Suite 865
Houston, Texas 77019
Attention: E. Michelle Bohreer
Facsimile No.: (713) 526-8100

or, if to Partner, at the address and facsimile number indicated on the signature page hereof.

Notices shall be deemed properly delivered and received when and if either:  (i) personally delivered; (ii) delivered by nationally-recognized overnight courier; (iii) when deposited in the U.S. Mail, by registered or certified mail, return receipt requested, postage prepaid; or (iv) sent via facsimile transmission with confirmation mailed by regular U.S. mail.  Any party may change its notice address for purposes hereof to any address within the continental United States by giving written notice of such change to the other parties hereto at least fifteen days prior to the intended effective date of such change.

11.                                 Severability.  If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Company and Partner shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all the remaining provisions of this Agreement shall remain in full force and effect.

12.                                 Assignment.  This Agreement may not be assigned by any party without the prior written consent of the Company.

13.                                 Binding Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective legal representatives, heirs, successors and permitted assigns.

14.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of law that would apply any other law.  Partner agrees that the non-exclusive venue and jurisdiction for litigation or arbitration of any disputes relating to this Agreement shall be Houston, Harris County, Texas, and Partner irrevocably consents to personal jurisdiction of the Courts in Houston, Texas, and waives any forum non convenience rights.  Notwithstanding the foregoing, the Company shall have the right, at its election, to bring litigation or arbitration relating to Partner’s non-competition, non-solicitation and confidentiality obligations in any forum having personal jurisdiction over employee.

15.                                 Agreement Read, Understood and Fair.  Partner has carefully read and considered all provisions of this Agreement, agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of the Company and understands and will faithfully comply with all such provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written, effective as of the Commencement Date.

EMPLOYER:

NOVA ENERGY HOLDINGS, INC.,
a Texas corporation

By:	/s/ JD McGraw

Printed Name:	JD McGraw

Title:	President

PARTNER:

/s/ Rusty Don Sammons
Russell “Rusty” Don Sammons

Address for Notices:

Facsimile: